UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2013

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34691	55-0886410
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, 30th Floor Boston, MA	02110
(Address of principal executive offices)	(Zip Code)

(617) 977-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In its Quarterly Report on Form 10-Q for the period ended March 31, 2013, Atlantic Power Corporation (the “Company”) disclosed that it anticipated potential breaches of certain of its financial ratios for one or more of the remaining quarterly periods in 2013 and in 2014 under its senior secured credit facility among the Company, Atlantic Power Generation, Inc. and Atlantic Power Transmission, Inc., the lenders signatory thereto and Bank of Montreal, as Administrative Agent (the “Existing Facility”).  In order to avoid such potential breaches, the Company negotiated certain amendments to the Existing Facility among the same parties, and effected such amendments by entering into the Second Amended and Restated Credit Agreement (the “Amended Facility”) on August 2, 2013, primarily to obtain more favorable financial ratios described more fully below.

Pursuant to the Amended Facility, the capacity under the Existing Facility has been decreased from $300 million to $150 million.  All of the amounts available under the Amended Facility may be utilized for letters of credit (as compared to the previous $200 million that could have been utilized for letters of credit) and a sublimit of $25 million of the Amended Facility may be utilized for other borrowings. At August 2, 2013, no amount has been drawn under the Amended Facility and approximately $83 million was issued in letters of credit, but not drawn, to support contractual credit requirements at several of the Company’s projects.  If the aggregate amount of letters of credit and borrowings outstanding under the Amended Facility exceeds $125 million, the Company is required to cash collateralize outstanding letters of credit in an amount equal to the excess above $125 million.  The Company is also required to maintain at all times unrestricted cash and cash equivalents of at least $75 million (inclusive of any cash collateral provided as described in the prior sentence), which shall be pledged to the lenders as security for the Amended Facility.  Borrowings under the Amended Facility are available in U.S. dollars and Canadian dollars and bear interest at a variable rate equal to the US Prime Rate, the Eurocurrency LIBOR Rate or the Cdn. Prime Rate (each as defined in the Amended Facility), as applicable, plus an applicable margin of between 1.75% and 4.75% that varies based on the Company’s unsecured debt rating.   Currently under the Amended Facility, the applicable margin for loans bearing interest at the Eurocurrency LIBOR Rate and for outstanding letters of credit is 4.25%.   The Amended Facility matures on March 4, 2015 (compared to November 4, 2015 under the Existing Facility).

The Company must meet certain financial covenants under the Amended Facility as of the end of each fiscal quarter. These covenants require that the Company’s ratio of Consolidated EBITDA to Consolidated Interest Expense (each as defined in the Amended Facility) not be less than 1.60 to 1.00 as of the end of each of the Company’s four most recent quarters (compared to a ratio of 2.25 to 1.00 under the Existing Facility) and that the Company’s ratio of Consolidated Total Net Debt to Consolidated EBITDA (each as defined in the Amended Facility) not exceed 7.75 to 1.00 as of the end of each of the Company’s four most recent quarters (compared to a ratio of 7.50 to 1.00 declining to 7.00 to 1.00 over time under the Existing Facility).  Among other restrictions set forth in the Amended Facility, the Company is restricted from paying cash dividends to its shareholders if the Company does not comply with these financial covenants.

The Amended Facility is secured by pledges of certain assets and interests in certain subsidiaries. The Company is required to pay a commitment fee of between 0.75% and 1.75% per year based on a percentage of the amount committed under the Amended Facility, which fee varies based on the Company’s unsecured debt rating. Currently under the Amended Facility, the applicable commitment fee is 1.50%.

The Existing Facility contained customary representations, warranties, terms and conditions, and covenants, certain of which were amended in the Amended Facility. The amended covenants include limitations on the Company’s ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate with others, make acquisitions, change its business, and sell or dispose of assets. These amended covenants also include limitations on investments, limitations on dividends and other restricted payments, limitations on entering into certain types of restrictive agreements, limitations on transactions with affiliates and limitations on the use of proceeds from the Amended Facility. Specifically, under the Amended Facility, the Company is only permitted to make voluntary prepayments or repurchases of the $150 million in principal amount of 5.87% Senior Guaranteed Notes, Series A, due August 15, 2015 that were issued by its subsidiary Atlantic Power (US) G.P., except that under the Amended Facility the Company may also voluntarily prepay or repurchase any of its outstanding debt (including for these purposes subsidiary debt guaranteed by the Company) from the proceeds of debt permitted to be incurred to refinance that outstanding debt or during the 60-day period preceding the maturity of that outstanding debt.  (Under the Existing Facility, the Company had the right generally to repurchase substantially more of its outstanding debt issuances, subject to the satisfaction of certain conditions.)

Under the Amended Facility, the lenders also consented to (i) the Company’s previously announced sale of the Delta-Person generating station, (ii) the sale of the Gregory power project and (iii) the sale of AP Onondaga, LLC, Onondaga Renewables, LLC and their property.

This description of the Amended Facility does not purport to be complete and is qualified in its entirety by reference to the Amended Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 2, 2013, the Company entered into the Amended Facility described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1

Second Amended and Restated Credit Agreement, dated as of August 2, 2013 among the Company, Atlantic Power Generation, Inc. and Atlantic Power Transmission, Inc., the Lenders signatory thereto and Bank of Montreal, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Power Corporation

Dated: August 2, 2013	By:	/s/ Terrence Ronan
Name: Terrence Ronan
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Second Amended and Restated Credit Agreement, dated as of August 2, 2013 among the Company, Atlantic Power Generation, Inc. and Atlantic Power Transmission, Inc., the Lenders signatory thereto and Bank of Montreal, as Administrative Agent.